Consent of Independent Registered Public Accounting Firm

Oak Ridge Energy Technologies, Inc.

Salt Lake City, Utah

We hereby consent to the incorporation by reference in the Registration Statement of Oak Ridge Energy Technologies, Inc. on Form S-8 of our report dated April 11, 2014, relating to the consolidated balance sheets of Oak Ridge Energy Technologies, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and other comprehensive income (loss), changes in stockholder’s equity (deficit), and cash flows for the twelve months ended December 31, 2013, the six months ended December 31, 2012, and for the twelve months ended June 30, 2012, and for the period from October 8, 2008 (inception) to December 31, 2013, appearing in the Form 10-K filed with the United States Securities and Exchange Commission on April 15, 2014.

/s/ Anderson Bradshaw PLLC

Anderson Bradshaw PPLC

Salt Lake City, Utah

September 25, 2014